Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES AUGUST CASH DISTRIBUTION

DALLAS, Texas, August 21, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.008863 per unit, payable on September 15, 2020, to unit holders of record on August 31, 2020.

Effective for the production month of April, Blackbeard Operating, the new operator of the Waddell Ranch properties, has assumed the reporting responsibilities to Permian Basin Royalty Trust (the “Trust”), starting this month. Blackbeard has agreed to provide monthly reports for the greater need of monthly reporting to the market. On a month by month basis, the “new normal” reporting shall be provided. The Texas Royalty Properties will continue to report on a monthly basis, assuming there are net profits to be had from those assets. The Trust will continue to make monthly announcements concerning what activity has been reported for that month.

This month’s distribution increased from the previous month as the result of rebounding prices for oil and gas across the industry. General and administrative expenses were significantly lower this month compared to the previous month. The Trust was advised by Blackbeard that the Waddell Ranch properties were in deficit for the month of June, providing details as to production levels and pricing received. The Texas Royalty Properties reflected an increase in both oil and gas pricing offset by a decline in both oil and gas production. This reflects the production month of June. A number of individual wells which were marginal to begin with, may or may not be able to recover their previous production levels.

WADDELL RANCH

In reporting June production of the Underlying Properties for this month’s press release, production for oil volumes was 45,469 bbls and was priced at about $35.55 per bbl. Production for gas volumes (including gas liquids) was 86,621 mcf and was priced at about $1.48 per mcf. Net revenue for the underlying properties of the Waddell ranch was $1,781,814 for June. Lease Operating Expenses were $1,603,295 for June. Capital Expenditures were $554,771 for June.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 17,674 barrels of oil and 10,901 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 15,225 barrels of oil and 9,393 of gas. The average price for oil was $29.84 per bbl and for gas was $3.02 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $560,261. Deducted from these were taxes of $73,820 resulting in a Net Profit of $486,440 for the month of June. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $462,118 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch – June	45,469	86,621	34,102	64,966	*	$35.55	$1.48	**
Texas Royalties	17,674	10,901	15,225	9,393	*	$29.84	$3.02	**
Prior Month
Waddell Ranch -April	47,672	152,869	35,754	114,651	*	$13.68	$1.03	**
Waddell Ranch – May	48,969	119,813	36,727	89,860	*	$14.87	$0.90	**
Texas Royalties	18,378	15,196	17,459	14,436	*	$16.27	$1.15	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.
***	Blackbeard Operating reported that Waddell Ranch was in a deficit for the month of June.

General and Administrative Expenses deducted for the month were $49,424 resulting in a distribution of $413,127 to 46,608,796 units outstanding, or $0.008863 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839